KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2020 First Quarter Financial Results

Company to Host Conference Call on May 8, 2020 at 8:30 a.m. ET

Kingston, NY — May 7, 2020 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter ended March 31, 2020.

Financial and Operational Highlights
2020 First Quarter
(All results are compared to prior year period unless otherwise noted)

- Direct written premiums[1] from personal lines grew by 14.4%; Direct written premiums[1], including commercial liability lines in run off, decreased by 2.1%
- Net premiums earned from personal lines grew by 3.5% (following the Company having entered into in December 2019 a 25% Personal Lines Quota Share treaty); Net premiums earned, including commercial liability lines in run off, decreased 9.0% to $26.9 million
- Net loss ratio, excluding commercial liability lines in run off, of 55.9% compared to 86.4%; Net loss ratio, including commercial liability lines in run off, of 60.8% compared to 98.4%
- Net combined ratio of 100.1% compared to 136.9%
- Net investment income increased 2.6% to $1.7 million
- Net operating loss[1] of $0.35 million, or $0.03 per diluted share, compared to $8.94 million or $0.83 per diluted share
- Net loss of $5.4 million, or $0.50 per diluted share, compared to net loss of $7.3 million, or $0.68 per diluted share
- Equity securities and other investment valuations declined by $6.7 million, or $0.49 per share net of tax; Fixed income security valuations declined by $6.7 million or $0.50 per share net of tax
- Book value per share of $7.13

Quarterly Dividend of $0.04 per share

The Company announced that its Board of Directors declared a quarterly dividend of $0.04 per share payable on June 15, 2020 to stockholders of record at the close of business on May 29, 2020.

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[1] These measures are not based on accounting principles generally accepted in the United States ("GAAP") and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 "Additional Financial Information for Q1 2020" (also available at www.kingstonecompanies.com).

Management Commentary

Barry Goldstein, Kingstone's Chief Executive Officer, elaborated on the Company's results:

"Kingstone is a northeast regional carrier and the areas where our staff, agents and insureds live and work have been amongst the hardest hit in the US from the global Covid-19 pandemic. Our hearts go out to all who have been or are being impacted. We are able to look to better days in the future, because of the dedication and bravery shown by our health care workers and first responders today. We appreciate the thoughtful and considerate actions taken by our regulators and elected officials.

"Financial results in Q1 were very encouraging. Losses were modest compared to recent winter quarters. Net loss ratio declined by 37.6 percentage points and when excluding commercial lines it improved 30.5 percentage points. Reserving actions taken in 2019 have proven solid and in Q1 we recorded a small amount of redundancy. We continue to grow our business but at a more modest rate. Our pricing actions will lead to higher average premiums as the increased rates roll onto our book and earn their way through. Our investment portfolio experienced declines in both equities and fixed income that together reduced our book value per share by $0.99. Thus far in Q2 we've recovered more than half of the Q1 declines."

Ben Walden, EVP and Chief Actuary, elaborated on reserves:

"Our reserve position continues to stabilize. For the second straight quarter, we recoded no adverse prior year development. During the quarter, our internal actuarial review indicated that the runoff of commercial liability claims continued to be favorable. On those claims closed out in the quarter, we paid significantly less than the reserve in place at the end of the year. Our reserve position is much stronger than it was a year ago in large part due to the efforts of our claims team. We have not yet factored in any benefit from improved claim handling procedures implemented over the last several quarters. We anticipate that these benefits will reveal themselves over time, but we are taking a conservative approach until they are observed in the data through additional favorable claim outcomes."

Meryl Golden, Kingstone's Chief Operating Officer, continued:

"As announced last quarter, we are moving forward with a key initiative called Kingstone 2.0 to modernize the Company. I am delighted to report that we made great progress during the quarter on the initial stages of core systems replacement, for both policy management and claims, as well as the design of a new producer interface. We also continue to make headway on our new product development efforts. Overall, we remain confident that we are making prudent investments that will lead to sustained improvements in the Company's performance."

Financial Highlights Table

($ in thousands except per share data)	Three Months Ended March 31, 2020	2019	% Change
Direct written premiums[1]	$ 36,697	$ 37,489	-2.1%
Net written premiums[1]	$ 23,191	$ 30,361	-23.6%
Net premiums earned	$ 26,941	$ 29,596	-9.0%
Total ceding commission revenue	$ 3,831	$ 1,278	199.8%
Net investment income	$ 1,666	$ 1,624	2.6%
Net (losses) gains on investments	$ (6,444)	$ 2,035	-416.7%
U.S. GAAP net loss	$ (5,444)	$ (7,335)	25.8%
U.S. GAAP diluted earnings (loss) per share	$ (0.50)	$ (0.68)	26.5%
Comprehensive loss	$ (10,840)	$ (4,008)	-170.5%
Net operating loss [1]	$ (353)	$ (8,943)	96.1%
Net operating loss diluted (loss)[1] per share	$ (0.03)	$ (0.83)	96.4%
Return on average equity (annualized)	-26.4%	-34.0%	7.6 pts
Operating return on average equity (annualized) [1]	-1.7%	-41.5%	39.8 pts
Net loss ratio	60.8%	98.4%	-37.6 pts
Net underwriting expense ratio	39.3%	38.5%	0.8 pts
Net combined ratio	100.1%	136.9%	-36.8 pts
Effect of catastrophes and prior year loss development on net combined ratio[1]	0.7 pts	17.1 pts	-16.4 pts
Net combined ratio excluding effect of catastrophes and prior year loss development[1]	99.4%	119.8%	-20.4 pts

1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 "Additional Financial Information for Q1 2020" (also available at www.kingstonecompanies.com).

2020 First Quarter Financial Review

Net Loss:

There was a net loss of $5.4 million during the three-month period ended March 31, 2020, compared to a net loss of $7.3 million in the prior year period. The net loss in the latest three-month period can be attributed primarily to the dramatic downturn in financial markets that occurred in the second half of March due to the impact of the Covid-19 pandemic. The loss ratio for the latest three month period compares very favorably to the prior three month period, as described in the 'Net Loss Ratio and Underlying Net Loss Ratio excluding Commercial Lines' section below.

Earnings per share ("EPS"):

Kingstone reported a loss of $0.50 per diluted share for the three months ended March 31, 2020, compared to a loss of $0.68 per diluted share for the three months ended March 31, 2019. EPS for the three-month periods ended March 31, 2020 and 2019 was based on 10.81 million and 10.76 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums[1], Net Written Premiums[1] and Net Premiums Earned (See Definitions and Non-GAAP Measures below):

Direct written premiums for the first quarter of 2020 were $36.7 million, a decrease of $0.8 million or 2.1% from $37.5 million in the prior year period. The decrease is primarily attributable to a $4.7 million decrease in premiums from our commercial lines business as result of our decision in July 2019 to no longer underwrite this line of business. Direct written premiums from our personal lines business for the first quarter of 2020 were $34.4 million, an increase of $4.3 million or 14.4% from $30.1 million in the prior year period.

We refer to our New York business as "Core" [1] and the business in other states as "Expansion" [1]. Expansion Direct Written Premiums [1] for the first quarter of 2020 were $6.3 million, an increase of $3.1 million from the $3.2 million written in the prior year period.

Net written premiums decreased 23.6% to $23.2 million during the three-month period ended March 31, 2020 from $30.4 million in the prior year period. The decrease in the first quarter was attributable to the inception of a 25% personal lines quota share on December 15, 2019 and the decrease in commercial lines premiums which are not subject to a quota share treaty.

Net premiums earned for the quarter ended March 31, 2020 decreased 9.0% to $26.9 million, compared to $29.6 million for the quarter ended March 31, 2019. The decrease was attributable to the inception of a 25% personal lines quota share on December 15, 2019 and the decrease in commercial lines premiums which are not subject to a quota share treaty. The personal lines quota share was 10% for the quarter ended March 31, 2019.

Net Loss Ratio and Underlying Net Loss Ratio Excluding Commercial Lines[1]:

For the quarter ended March 31, 2020, the Company's net loss ratio was 60.8%, compared to 98.4% in the prior year period. The loss ratio improved from the prior year period for two primary reasons. First, due to the mild winter season, the impact of catastrophe losses was much lower for the quarter ended March 31, 2020. The catastrophe impact on the loss ratio was 0.7 points for the quarter ended March 31, 2020, compared to a 17.1 point impact in the prior year period. Second, the impact of prior year loss development was much lower for the quarter ended March 31, 2020. The impact of prior year development on the loss ratio was a favorable 0.5 points for the quarter ended March 31, 2020, compared to a 15.3 point unfavorable impact in the prior year period. Excluding the impact of prior year loss development and catastrophe losses, the underlying net loss ratio excluding commercial lines also improved, from 63.3% in the quarter ended March 31, 2019 to 57.1% in the quarter ended March 31, 2020. The underlying net loss ratio improved due to reduced claim frequency for personal lines and the auto physical damage program, and a shift in mix of business away from the commercial liability lines that are now in runoff.

Net Other Underwriting Expense Ratio:

For the quarter ended March 31, 2020, the net underwriting expense ratio was 39.3% as compared to 38.5% in the prior year period, an increase of 0.8 percentage points. The 0.8 percentage point increase in the net underwriting expense ratio is attributable to the effect that the 25% personal lines quota share treaty and the elimination of the commercial lines business had on decreasing net premiums earned.

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[1] These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 "Additional Financial Information for Q1 2020" (also available at www.kingstonecompanies.com).

Balance Sheet / Investment Portfolio

Kingstone's cash and investment holdings were $201.6 million at March 31, 2020 compared to $201.9 million at March 31, 2019. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 88.4% of total investments at March 31, 2020 and 88.3% at March 31, 2019. The Company's effective duration on its fixed-income portfolio is 4.2 years.

Net investment income increased 2.6% to $1.67 million for the first quarter of 2020 from $1.62 million in the prior year period.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax

As of March 31, 2020, AOCI was a loss of $(0.6) million compared to $0.44 million at March 31, 2019.

Book Value

The Company's book value per share at March 31, 2020 was $7.13, a decrease of 8.4% compared to $7.78 at March 31, 2019.

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Friday, May 8, 2020, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:

Kingstone Companies Q1 2020 Earnings Call Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. **Net premiums written** are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net premiums written, are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company's policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company's performance and evaluate results.

Core direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in New York.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in other states (i.e., outside New York).

Net operating income (loss) - is net income (loss) exclusive of realized investment gains (losses), net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly between periods. Net operating income (loss) is provided as supplemental information, not as a substitute for net income (loss) and does not reflect the Company's overall profitability.

Operating return on average common equity - is net operating income (loss) divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income (loss) and operating return on average common equity, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), which may vary significantly between periods. Net operating income (loss) and operating return on average common equity are provided as supplemental information, are not a substitute for net income (loss) or return on average common equity and do not reflect the Company's overall profitability or return on average common equity.

Underlying net loss ratio - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and the effect of catastrophes and prior year loss development on the net loss ratio.

Underlying net loss ratio excluding Commercial Lines - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and the loss ratio that relates to commercial lines, catastrophes, and prior year loss development.

Net combined ratio excluding effect of catastrophes and prior year loss development - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes and prior year loss development on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses and prior year loss development, as well as the loss ratio that relates to commercial lines which is in run off. Catastrophe losses cause our loss ratios to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net loss ratio and net combined ratio. Prior year loss development can cause our loss ratio to vary significantly between periods and separating this information allows us to better compare the results for the current accident period over time. Due to our decision in July 2019 to no longer underwrite commercial lines, excluding the loss ratio related to such line of business allows us to compare our loss ratio with regard to our ongoing lines of business. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the underlying net loss ratio excluding commercial lines and net combined ratio excluding the effect of catastrophes and prior year loss development. The most directly comparable GAAP measures are the net loss ratio and net combined ratio. The underlying net loss ratio excluding commercial lines and net combined ratio excluding the effect of catastrophes and prior year loss development should not be considered a substitute for the net loss ratio and net combined ratio and do not reflect the Company's net loss ratio and net combined ratio.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a multi-line carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products, as well as Physical Damage Only coverage to taxi, limousine, and transportation network vehicle owners in New York State. Actively writing in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut, Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 under "Factors That May Affect Future Results and Financial Condition" and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended March 31, 2020, to be filed with the Securities and Exchange Commission. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319